As filed with the Securities and Exchange Commission on November 19, 2025

Registration No. 333-271874

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Surmodics, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	41-1356149
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9924 West 74th Street

Eden Prairie, Minnesota 55344

(952) 500-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________

Robert B. Hance

President, Chief Executive Officer and Assistant Secretary

Surmodics, Inc.

123 Rock Road

Horsham, Pennsylvania 19044

(215) 734-0888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Rachel W. Sheridan, P.C.

Shagufa R. Hossain. P.C.

Christina M. Thomas

Kirkland & Ellis LLP

1301 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

(202) 389-5000

Approximate date of commencement of proposed sale to the public:

Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and emerging growth company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-271874) originally filed by Surmodics, Inc. (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) on May 12, 2023, which became effective on May 26, 2023 (the “Registration Statement”), registering the offering, issuance and sale by the Registrant of, either separately or together, the Registrant’s debt securities, preferred stock, depositary shares, common stock and securities warrants in one or more offerings up to an aggregate initial offering price of $200,000,000.

On November 19, 2025, pursuant to the Merger Agreement, dated May 28, 2024 (the “Merger Agreement”), by and among the Registrant, BCE Parent, LLC (“Parent”) and BCE Merger Sub, Inc. (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under such Registration Statement which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statement and removes from registration all of the securities that remain unsold under the Registration Statement as of the date hereof, if any.

The Registrant is filing this Post-Effective Amendment to withdraw and remove from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Registrant pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Horsham, State of Pennsylvania, on November 19, 2025.

Surmodics, Inc.

By:	/s/ Robert B. Hance
Robert B. Hance
President, Chief Executive Officer and Assistant Secretary

Pursuant to Rule 478 under the Securities Act of 1933, no other person is required to sign this Post-Effective Amendment.